Exhibit 99

Meridian Bancorp, Inc. Reports Fourth Quarter and Record Full Year Net Income

Rise in Total Assets to Over $6 Billion on Record Loan and Deposit Growth

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 22, 2019): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $12.4 million, or $0.24 per diluted share, for the quarter ended December 31, 2018, compared to $17.4 million, or $0.33 per diluted share, for the quarter ended September 30, 2018 and $9.0 million, or $0.17 per diluted share, for the quarter ended December 31, 2017. For the year ended December 31, 2018, net income was $55.8 million, or $1.06 per diluted share, up from $42.9 million, or $0.82 per diluted share, for the year ended December 31, 2017. Net income for the quarter and year ended December 31, 2018 reflects a reduction in the statutory federal income tax rate to 21% from 35% effective January 1, 2018 related to enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017. Net income for the quarter and year ended December 31, 2017 reflected a charge of $7.1 million, or $0.13 per diluted share, related to enactment of the Tax Act. Merger and acquisition expenses totaling $114,000 for the year ended December 31, 2018, $1.8 million for the quarter and $2.1 million for the year ended December 31, 2017 related to the Company’s acquisition of Meetinghouse Bancorp, Inc. and Meetinghouse Bank (“Meetinghouse”) completed on December 29, 2017 were also reflected in the Company’s results.

The Company’s return on average assets was 0.83% for the quarter ended December 31, 2018, compared to 1.22% for the quarter ended September 30, 2018 and 0.70% for the quarter ended December 31, 2017. For the year ended December 31, 2018, the Company’s return on average assets was 0.99%, up from 0.89% for the year ended December 31, 2017. The Company’s return on average equity was 7.28% for the quarter ended December 31, 2018, compared to 10.28% for the quarter ended September 30, 2018 and 5.56% for the quarter ended December 31, 2017.  For the year ended December 31, 2018, the Company’s return on average equity was 8.36%, up from 6.82% for the year ended December 31, 2017.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record net income of $55.8 million for the year 2018, up $12.8 million, or 30%, from 2017, while our net income for the quarter rose $3.3 million, or 37%, to $12.4 million from the fourth quarter of 2017. We also proudly achieved record net growth of $971 million, or 21%, in loans and $776 million, or 19%, in deposits during 2018 and increased our total assets to $6.2 billion. Over the past five years, our asset base has grown $3.5 billion for a compounded annual growth rate of 18%. This growth has resulted in steady increases in our profitability along with substantial improvement in measures of operating efficiency and expense management, asset quality and shareholder returns. Our growth plans and earnings were also enhanced in 2018 by income tax expense reductions resulting from the Tax Act’s lower federal income tax rate.”

The Company’s net interest income was $42.2 million for the quarter ended December 31, 2018, up $806,000, or 1.9%, from the quarter ended September 30, 2018 and $2.8 million, or 7.2%, from the quarter ended December 31, 2017. The interest rate spread and net interest margin on a tax-equivalent basis were 2.62% and 2.93%, respectively, for the quarter ended December 31, 2018 compared to 2.70% and 2.99%, respectively, for the quarter ended September 30, 2018 and 2.97% and 3.20%, respectively, for the quarter ended December 31, 2017. For the year ended December 31, 2018, net interest income increased $18.2 million, or 12.5%, to $164.4 million from the year ended December 31, 2017. The net interest rate spread and net interest margin on a tax-equivalent basis were 2.76% and 3.03%, respectively, for the year ended December 31, 2018 compared to 3.01% and 3.23%, respectively, for the year ended December 31, 2017. The increases in net interest income were primarily due to growth in average loan balances, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter and year ended December 31, 2018 compared to the respective prior periods. The interest rate spread and net interest margin on a tax-equivalent basis for the quarter and year ended December 31, 2018 reflect the reduction in the federal income tax rate to 21% from 35%.

Total interest and dividend income increased to $61.7 million for the quarter ended December 31, 2018, up $3.6 million, or 6.2%, from the quarter ended September 30, 2018 and $10.8 million, or 21.3%, from the quarter ended December 31, 2017, primarily due to growth in the Company’s average loan balances to $5.434 billion. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.26% for the quarter ended December 31, 2018, up eight basis points from the quarter ended September 30, 2018 and up 15 basis points from the quarter ended December 31, 2017. For the year ended December 31, 2018, the Company’s total interest and dividend income increased $42.6 million, or 23.0%, to $227.7 million from the year ended December 31, 2017 primarily due to growth in the average loan balances of $832.3 million, or 19.4%, to $5.119 billion, and by an increase in the yield on loans on a tax-equivalent basis of three basis points to 4.33% for the year ended December 31, 2018 compared to the year ended December 31, 2017. The Company’s yield on interest-earning assets on a tax-equivalent basis increased 12 basis points to 4.18% for the year ended December 31, 2018 compared to the same period in 2017. The yields on loans and interest-earning assets on a tax-equivalent basis for the quarter and year ended December 31, 2018 also reflect the reduction in the federal income tax rate to 21% from 35%.

Total interest expense increased to $19.5 million for the quarter ended December 31, 2018, up $2.8 million, or 16.7%, from the quarter ended September 30, 2018 and $8.0 million, or 69.3%, from the quarter ended December 31, 2017. Interest expense on deposits increased to $17.1 million for the quarter ended December 31, 2018, up $2.8 million, or 19.6%, from the quarter ended September 30, 2018 and $7.0 million, or 69.2%, from the quarter ended December 31, 2017 primarily due to growth in average total deposits to $4.637 billion and increases in the cost of average total deposits to 1.46% from 1.29% for the quarter ended September 30, 2018, and 1.00% for the quarter ended December 31, 2017. Interest expense on borrowings increased $1.0 million, or 69.6%, to $2.4 million for the quarter ended December 31, 2018, from the quarter ended December 31, 2017 primarily due to growth in average total borrowings of $94.7 million to $581.6 million and an increase in the average cost of borrowings of 49 basis points to 1.67%. The Company’s total cost of funds was 1.49% for the quarter ended December 31, 2018, up 16 basis points from the quarter ended September 30, 2018 and 47 basis points from the quarter ended December 31, 2017. Total interest expense increased $24.3 million, or 62.5%, to $63.2 million for the year ended December 31, 2018 from the year ended December 31, 2017. Interest expense on deposits increased $20.7 million, or 60.8%, to $54.6 million for the year ended December 31, 2018 from the year ended December 31, 2017 due to the growth in average total deposits of $624.6 million, or 16.7%, to $4.356 billion and an increase in the cost of average total deposits of 34 basis points to 1.25%. Interest expense on borrowings increased $3.7 million, or 74.5%, to $8.6 million for the year ended December 31, 2018 from the year ended December 31, 2017 due to the growth in average total borrowings of $165.7 million, or 40.3%, to $576.9 million and an increase in the cost of average total borrowings of 29 basis points to 1.49%. The Company’s cost of funds increased 34 basis points to 1.28% for the year ended December 31, 2018 compared to the year ended December 31, 2017.

Mr. Gavegnano noted, “We expect our earnings growth will continue to be driven by increases in net interest income fueled by loan and deposit growth. As expected, loan and deposit growth was strong in the fourth quarter of 2018, with new quarterly records set for net loan growth of $368 million, or 7%, and net deposit growth of $473 million, or 11%.  Our loan pipeline remains robust and our capacity to fund loan growth is increasing as we continue to roll out our branch network expansion, deposit acquisition and marketing strategies.”

The Company's provision for loan losses was $3.6 million for the quarter ended December 31, 2018, up $3.3 million from the quarter ended September 30, 2018 and up $4.3 million from the quarter ended December 31, 2017. For the year ended December 31, 2018, the provision for loan losses was $7.8 million, up from $4.9 million for the year ended December 31, 2017. The allowance for loan losses was $53.2 million or 0.94% of total loans at December 31, 2018, compared to $49.6 million or 0.94% of total loans at September 30, 2018, and $45.2 million or 0.97% of total loans at December 31, 2017. The increases in the provision and the allowance for loan losses were primarily due to growth in all commercial loan categories during the quarter and year ended December 31, 2018. The changes in the allowance for loan losses coverage ratio were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net recoveries totaled $59,000 for the quarter ended December 31, 2018 compared to net charge-offs of $18,000 for the quarter ended September 30, 2018 and net recoveries of $257,000 for the quarter ended December 31, 2017. For the year ended December 31, 2018, net recoveries totaled $198,000, compared to net recoveries of $177,000 for the year ended December 31, 2017.

Non-accrual loans were $6.9 million, or 0.12% of total loans outstanding, at December 31, 2018; down $1.1 million, or 13.7%, from September 30, 2018; and down $1.5 million, or 17.4%, from December 31, 2017. Non-performing assets were $6.9 million, or 0.11% of total assets, at December 31, 2018, compared to $8.0 million, or 0.14% of total assets, at September 30, 2018, and $8.4 million, or 0.16% of total assets, at December 31, 2017.

Non-interest income was $135,000 for the quarter ended December 31, 2018, down from $3.7 million for the quarter ended September 30, 2018 and down from $8.7 million for the quarter ended December 31, 2017. Non-interest income decreased $3.5 million, or 96.3%, compared to the quarter ended September 30, 2018, primarily due to a $2.7 million loss on marketable equity securities, net, reflecting declines in market valuations in the fourth quarter of 2018. Compared to the quarter ended December 31, 2017, non-interest income decreased $8.6 million, or 98.4%, primarily due to a $6.1 million gain on sales of securities available for sale, net, for the fourth quarter of 2017 and a $2.7 million loss on marketable equity securities, net, for the fourth quarter of 2018. For the year ended December 31, 2018, non-interest income decreased $14.1 million, or 61.0%, to $9.0 million from $23.1 million for the year ended December 31, 2017, primarily due to a $9.3 million gain on sales of securities available for sale, net, for the year ended December 31, 2017, a $2.1 million loss on marketable equity securities, net, for the year ended December 31, 2018, a decrease of $1.5 million in gain on life insurance distribution and a decrease of $1.5 million in loan fees due to $1.3 million of loan swap fee income recognized in the second quarter of 2017, partially offset by a $548,000 increase in customer service fees.

Non-interest expenses were $23.6 million, or 1.59% of average assets for the quarter ended December 31, 2018, compared to $23.0 million, or 1.61% of average assets for the quarter ended September 30, 2018 and $23.9 million, or 1.85% of average assets for the quarter ended December 31, 2017.  Non-interest expenses increased $630,000, or 2.7%, compared to the quarter ended September 30, 2018, due primarily to increases of $420,000 in marketing and advertising, $262,000 in salaries and employee benefits and $233,000 in occupancy and equipment, partially offset by a decrease of $275,000 in deposit insurance. Non-interest expenses decreased $232,000, or 1.0%, compared to the quarter ended December 31, 2017, due primarily to decreases of $1.8 million in merger and acquisition expenses and $248,000 in deposit insurance, partially offset by increases of $887,000 in salaries and employee benefits, $416,000 in occupancy and equipment, $301,000 in data processing and $144,000 in other general and administrative expenses. For the year ended December 31, 2018, non-interest expenses increased $6.8 million, or 7.8%, to $94.8 million from $88.0 million for the year ended December 31, 2017, due to increases of $5.7 million in salaries and employee benefits, $1.2 million in occupancy and equipment expenses, $1.0 million in data processing expenses and $704,000 in other general and administrative expenses, partially offset by a $1.9 million decrease in merger and acquisition expenses. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the first quarter of 2018.  In addition, the increases in salaries and employee benefits, and occupancy and equipment expenses and data processing include costs associated with the expansion of our branch and support staff, including two branches acquired from Meetinghouse, one new branch opened in the first quarter of 2018, and three new branch openings in the fourth quarter of 2018. Other general and administrative expenses reflect core deposit intangible amortization of $148,000 for the quarter ended September 30, 2018 and $590,000 for the year ended December 31, 2018. The Company’s efficiency ratio was 52.52% for the quarter ended December 31, 2018 compared to 51.92% for the quarter ended September 30, 2018 and 52.61% for the quarter ended December 31, 2017. For the year ended December 31, 2018, the efficiency ratio was 53.95% compared to 53.71% for the year ended December 31, 2017.

Mr. Gavegnano added, “Even as we added four new locations to our branch network, our efficiency ratio remained under 54% during 2018. Our ratio of non-interest expenses to average assets was also reduced to below 1.7% as we grew our asset base to over $6 billion. We opened new branch locations in Boston’s Brigham Circle, Burlington and Lynnfield in the fourth quarter, and plans are underway to open two additional branches in the Cambridge area in 2019 as we expand our branch network to 40 branches. We will continue to seek and execute prudent growth strategies while maximizing infrastructure investments, operating efficiencies and economies of scale as we have repeatedly demonstrated in recent years.”

The Company recorded a provision for income taxes of $2.7 million for the quarter ended December 31, 2018, reflecting an effective tax rate of 18.2%, compared to $4.5 million, or an effective tax rate of 20.4%, for the quarter ended September 30, 2018, and $15.9 million, or an effective tax rate of 63.7%, for the quarter ended December 31, 2017. For the year ended December 31, 2018, the provision for income taxes was $15.0 million, reflecting an effective tax rate of 21.2%, compared to $33.5 million, or an effective tax rate of 43.8%, for the year ended December 31, 2017. The changes in the provision for income taxes and the effective tax rate were primarily due to the decrease in the statutory federal income tax rate to 21% from 35% effective January 1, 2018 and a $7.1 million charge in the fourth quarter of 2017 to revalue the Company’s net deferred tax asset as a result of the Tax Act.

Total assets were $6.179 billion at December 31, 2018, up $403.4 million, or 7.0%, from $5.775 billion at September 30, 2018 and $879.2 million, or 16.6%, from $5.299 billion at December 31, 2017.  Net loans were $5.593 billion at December 31, 2018, up $367.5 million, or 7.0%, from September 30, 2018, and up $970.6 million, or 21.0%, from December 31, 2017. Loan originations totaled $530.1 million during the quarter ended December 31, 2018 and $1.644 billion during the year ended December 31, 2018. The net increase in loans for the year ended December 31, 2018 was primarily due to increases of $558.2 million in commercial real estate loans, $230.9 million in multi-family loans, $99.4 million in commercial and industrial loans, $45.6 million construction loans, and $43.7 million in one- to four-family loans. Cash and due from banks was $372.0 million at December 31, 2018, a decrease of $30.7 million, or 7.6% from December 31, 2017. Securities, at fair value, were $30.6 million at December 31, 2018, a decrease of $7.8 million, or 20.2%, from $38.4 million at December 31, 2017.

Total deposits were $4.884 billion at December 31, 2018, an increase of $472.9 million, or 10.7%, from $4.411 billion at September 30, 2018 and an increase of $776.3 million, or 18.9%, from $4.108 billion at December 31, 2017.  Core deposits, which exclude certificates of deposit, increased $460.9 million, or 16.8%, during the year ended December 31, 2018 to $3.198 billion, or 65.5% of total deposits. Total borrowings were $586.9 million, down $63.9 million, or 9.8%, from September 30, 2018 and up $73.4 million, or 14.3%, from December 31, 2017.

Total stockholders’ equity decreased $4.5 million, or 0.7%, to $674.7 million at December 31, 2018 from $679.1 million at September 30, 2018, and increased $28.3 million, or 4.4%, from $646.4 million at December 31, 2017. The increase for the year ended December 31, 2018 was primarily due to net income of $55.8 million and $4.5 million related to stock-based compensation plans, partially offset by the repurchase of 1,209,734 shares of the Company’s common stock related to the stock repurchase program at a total cost of $20.4 million, dividends of $0.22 per share totaling $11.3 million, and the surrender of 192,440 shares of the Company’s stock related to the tax withholdings resulting from stock option exercises at a total cost of $3.3 million during the second half of 2018. Stock options exercised by the Company’s employees and directors totaled 354,968 during the fourth quarter of 2018 and 1,117,300 shares during year ended December 31, 2018, including 868,810 shares from stock options granted in 2008 and exercised prior to expiration on October 13, 2018. Stockholders’ equity to assets was 10.92% at December 31, 2018, compared to 11.76% at September 30, 2018 and 12.20% at December 31, 2017. Book value per share increased to $12.60 at December 31, 2018 from $11.96 at December 31, 2017. Tangible book value per share increased to $12.17 at December 31, 2018 from $11.54 at December 31, 2017. Market price per share decreased $6.28, or 30.5%, to $14.32 at December 31, 2018 from $20.60 at December 31, 2017. At December 31, 2018, the Company and the Bank continued to exceed all regulatory capital requirements.

The Company repurchased 895,724 shares of its stock at an average price of $16.00 during the quarter ended December 31, 2018. As of December 31, 2018, the Company had repurchased 3,269,345 shares of its stock at an average price of $14.87 per share, or 96.9% of the 3,373,621 shares authorized for repurchase under the Company’s repurchase program adopted in August 2015 and amended in November 2018. The amendment increased the Company’s stock repurchase program by 636,287 shares, or approximately 1.2% of its outstanding common stock.

Mr. Gavegnano concluded, “Along with expansion of our stock repurchase program and the repurchase of 895,724 shares during the fourth quarter, our Board of Directors also enhanced shareholder value by declaring a quarterly dividend of $0.07 per share, an increase of $0.02 per share, or 40%, and paid on January 2, 2019. As we look forward to 2019, we are working to further enhance shareholder returns through our increased scale resulting from substantial organic growth in loans, deposits and market share and a continued focus on improving the Bank’s efficiency.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 38 branches in the greater Boston metropolitan area, including 37 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
	(Dollars in thousands)
ASSETS
Cash and due from banks	$371,995	$313,668	$402,687
Certificates of deposit	5,247	20,891	69,326
Securities available for sale, at fair value	17,159	17,510	38,364
Marketable equity securities, at fair value	13,437	16,135	—
Federal Home Loan Bank stock, at cost	29,187	31,100	24,947
Loans held for sale	409	843	3,772
Loans:
One- to four-family	647,367	636,419	603,680
Home equity lines of credit	50,087	46,534	48,393
Multi-family	1,010,521	969,628	779,637
Commercial real estate	2,621,979	2,438,139	2,063,781
Construction	686,948	594,611	641,306
Commercial and industrial	625,018	585,215	525,604
Consumer	10,953	10,934	10,761
Total loans	5,652,873	5,281,480	4,673,162
Allowance for loan losses	(53,231)	(49,609)	(45,185)
Net deferred loan origination fees	(6,239)	(5,970)	(5,179)
Loans, net	5,593,403	5,225,901	4,622,798
Bank-owned life insurance	40,734	41,164	40,336
Premises and equipment, net	45,140	42,448	40,967
Accrued interest receivable	14,267	13,409	12,902
Deferred tax asset, net	18,196	15,998	15,244
Goodwill	20,378	19,638	19,638
Core deposit intangible	2,653	2,801	3,243
Other assets	6,478	13,822	5,231
Total assets	$6,178,683	$5,775,328	$5,299,455

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$483,777	$490,703	$477,428
Interest-bearing demand deposits	1,190,346	1,151,955	1,004,155
Money market deposits	729,174	844,183	921,895
Regular savings and other deposits	794,813	327,721	333,774
Certificates of deposit	1,686,074	1,596,691	1,370,609
Total deposits	4,884,184	4,411,253	4,107,861
Short-term borrowings	50,000	40,000	—
Long-term debt	536,880	610,772	513,444
Accrued expenses and other liabilities	32,965	34,160	31,751
Total liabilities	5,504,029	5,096,185	4,653,056
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,541,429, 54,233,331, and 54,039,316 shares issued at December 31, 2018, September 30, 2018, and December 31, 2017, respectively	535	542	540
Additional paid-in capital	378,583	392,545	395,716
Retained earnings	313,521	304,725	268,533
Accumulated other comprehensive income (loss)	(348)	(812)	128
Unearned compensation - ESOP, 2,435,272, 2,465,713, and 2,557,036 at December 31, 2018, September 30, 2018, and December 31, 2017, respectively	(17,637)	(17,857)	(18,518)
Total stockholders' equity	674,654	679,143	646,399
Total liabilities and stockholders' equity	$6,178,683	$5,775,328	$5,299,455

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$59,424	$55,849	$49,144	$219,162	$179,425
Interest on debt securities:
Taxable	115	115	42	482	302
Tax-exempt	13	13	14	56	32
Dividends on equity securities	121	101	223	504	1,066
Interest on certificates of deposit	82	104	185	530	814
Other interest and dividend income	1,957	1,932	1,265	6,938	3,465
Total interest and dividend income	61,712	58,114	50,873	227,672	185,104
Interest expense:
Interest on deposits	17,090	14,284	10,100	54,634	33,982
Interest on short-term borrowings	183	8	—	191	4
Interest on long-term debt	2,266	2,455	1,444	8,412	4,926
Total interest expense	19,539	16,747	11,544	63,237	38,912
Net interest income	42,173	41,367	39,329	164,435	146,192
Provision for loan losses	3,563	226	(715)	7,848	4,859
Net interest income, after provision for loan losses	38,610	41,141	40,044	156,587	141,333
Non-interest income:
Customer service fees	2,371	2,242	2,170	9,065	8,517
Loan fees	41	301	88	479	1,970
Mortgage banking gains, net	25	74	109	295	457
Gain on sales of securities available for sale, net	—	—	6,058	—	9,305
(Loss) gain on marketable equity securities, net	(2,698)	781	—	(2,066)	—
Income from bank-owned life insurance	281	279	284	1,109	1,158
Gain on life insurance distribution	110	—	—	110	1,657
Other income	5	—	—	11	—
Total non-interest income	135	3,677	8,709	9,003	23,064
Non-interest expenses:
Salaries and employee benefits	14,648	14,386	13,761	58,866	53,161
Occupancy and equipment	3,214	2,981	2,798	12,759	11,533
Data processing	1,832	1,747	1,531	6,915	5,912
Marketing and advertising	1,252	832	1,131	4,057	3,653
Professional services	735	683	804	3,383	3,669
Deposit insurance	576	851	824	3,006	2,988
Merger and acquisition	—	26	1,784	114	2,055
Other general and administrative	1,380	1,501	1,236	5,698	4,994
Total non-interest expenses	23,637	23,007	23,869	94,798	87,965
Income before income taxes	15,108	21,811	24,884	70,792	76,432
Provision for income taxes	2,750	4,454	15,863	15,021	33,487
Net income	$12,358	$17,357	$9,021	$55,771	$42,945

Earnings per share:
Basic	$0.24	$0.34	$0.18	$1.08	$0.84
Diluted	$0.24	$0.33	$0.17	$1.06	$0.82
Weighted average shares:
Basic	51,530,878	51,492,448	51,425,793	51,498,203	51,153,665
Diluted	51,955,139	52,732,340	53,026,141	52,659,752	52,663,597

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,434,068	$60,100	4.39%	$5,213,832	$56,488	4.30%	$4,555,544	$50,361	4.39%
Securities and certificates of deposit	52,818	356	2.67	57,489	355	2.45	110,900	554	1.98
Other interest-earning assets (3)	321,924	1,957	2.41	310,622	1,932	2.47	375,712	1,265	1.34
Total interest-earning assets	5,808,810	62,413	4.26	5,581,943	58,775	4.18	5,042,156	52,180	4.11
Noninterest-earning assets	122,446			118,253			115,174
Total assets	$5,931,256			$5,700,196			$5,157,330
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,153,265	$4,716	1.62	$1,133,916	$4,032	1.41	$965,096	$2,624	1.08
Money market deposits	782,007	2,449	1.24	869,248	2,658	1.21	920,676	2,176	0.94
Regular savings and other deposits	597,827	1,829	1.21	329,586	114	0.14	321,436	113	0.14
Certificates of deposit	1,610,632	8,096	1.99	1,557,998	7,480	1.90	1,322,382	5,187	1.56
Total interest-bearing deposits	4,143,731	17,090	1.64	3,890,748	14,284	1.46	3,529,590	10,100	1.14
Borrowings	581,619	2,449	1.67	612,171	2,463	1.60	486,882	1,444	1.18
Total interest-bearing liabilities	4,725,350	19,539	1.64	4,502,919	16,747	1.48	4,016,472	11,544	1.14
Noninterest-bearing demand deposits	493,715			494,366			462,684
Other noninterest-bearing liabilities	33,036			27,388			29,596
Total liabilities	5,252,101			5,024,673			4,508,752
Total stockholders' equity	679,155			675,523			648,578
Total liabilities and stockholders' equity	$5,931,256			$5,700,196			$5,157,330
Net interest-earning assets	$1,083,460			$1,079,024			$1,025,684
Fully tax-equivalent net interest income		42,874			42,028			40,636
Less: tax-equivalent adjustments		(701)			(661)			(1,307)
Net interest income		$42,173			$41,367			$39,329
Interest rate spread (1)(4)			2.62%			2.70%			2.97%
Net interest margin (1)(5)			2.93%			2.99%			3.20%
Average interest-earning assets to average
interest-bearing liabilities		122.93%			123.96%			125.54%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,637,446	$17,090	1.46%	$4,385,114	$14,284	1.29%	$3,992,274	$10,100	1.00%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,219,065	$19,539	1.49%	$4,997,285	$16,747	1.33%	$4,479,156	$11,544	1.02%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, yields on loans before tax-equivalent adjustments were 4.34%, 4.25% and 4.28%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.49%, 2.30% and 1.66%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.22%, 4.13% and 4.00%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017 was 2.58%, 2.65% and 2.86%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017 was 2.88%, 2.94% and 3.09%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Years Ended
	December 31, 2018			December 31, 2017
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)	Balance	Interest (1)	Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,119,102	$221,652	4.33%	$4,286,830	$184,337	4.30%
Securities and certificates of deposit	69,091	1,678	2.43	132,872	2,630	1.98
Other interest-earning assets (3)	319,758	6,938	2.17	266,945	3,465	1.30
Total interest-earning assets	5,507,951	230,268	4.18	4,686,647	190,432	4.06
Noninterest-earning assets	120,720			113,254
Total assets	$5,628,671			$4,799,901

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,106,332	$15,025	1.36	$799,377	$7,315	0.92
Money market deposits	845,781	9,490	1.12	971,692	8,865	0.91
Regular savings and other deposits	400,951	2,175	0.54	317,717	448	0.14
Certificates of deposit	1,513,174	27,944	1.85	1,193,803	17,354	1.45
Total interest-bearing deposits	3,866,238	54,634	1.41	3,282,589	33,982	1.04
Borrowings	576,949	8,603	1.49	411,200	4,930	1.20
Total interest-bearing liabilities	4,443,187	63,237	1.42	3,693,789	38,912	1.05
Noninterest-bearing demand deposits	489,887			448,952
Other noninterest-bearing liabilities	28,191			27,221
Total liabilities	4,961,265			4,169,962
Total stockholders' equity	667,406			629,939
Total liabilities and stockholders' equity	$5,628,671			$4,799,901
Net interest-earning assets	$1,064,764			$992,858
Fully tax-equivalent net interest income		167,031			151,520
Less: tax-equivalent adjustments		(2,596)			(5,328)
Net interest income		$164,435			$146,192
Interest rate spread (1)(4)			2.76%			3.01%
Net interest margin (1)(5)			3.03%			3.23%
Average interest-earning assets to average
interest-bearing liabilities		123.96%			126.88%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,356,125	$54,634	1.25%	$3,731,541	$33,982	0.91%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$4,933,074	$63,237	1.28%	$4,142,741	$38,912	0.94%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the years ended December 31, 2018, and 2017, yields on loans before tax-equivalent adjustments were 4.28% and 4.19%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.28% and 1.67%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.13% and 3.95%, respectively. Interest rate spread before tax-equivalent adjustments for the years ended December 31, 2018, and 2017 was 2.71% and 2.90%, respectively, while net interest margin before tax-equivalent adjustments for the years ended December 31, 2018, and 2017 was 2.99% and 3.12%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Key Performance Ratios
Return on average assets (1)	0.83%	1.22%	0.70%	0.99%	0.89%
Return on average equity (1)	7.28	10.28	5.56	8.36	6.82
Interest rate spread (1) (2)	2.62	2.70	2.97	2.76	3.01
Net interest margin (1) (3)	2.93	2.99	3.20	3.03	3.23
Non-interest expense to average assets (1)	1.59	1.61	1.85	1.68	1.83
Efficiency ratio (4)	52.52	51.92	52.61	53.95	53.71

	December 31, 2018	September 30, 2018	December 31, 2017
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$5,888	$6,977	$6,890
Home equity lines of credit	—	—	562
Commercial real estate	342	353	388
Commercial and industrial	676	676	523
Total non-accrual loans	6,906	8,006	8,363
Foreclosed assets	—	—	—
Total non-performing assets	$6,906	$8,006	$8,363

Allowance for loan losses/total loans	0.94%	0.94%	0.97%
Allowance for loan losses/non-accrual loans	770.79	619.65	540.30
Non-accrual loans/total loans	0.12	0.15	0.18
Non-accrual loans/total assets	0.11	0.14	0.16
Non-performing assets/total assets	0.11	0.14	0.16

Capital and Share Related
Stockholders' equity to total assets	10.92%	11.76%	12.20%
Book value per share	$12.60	$12.52	$11.96
Tangible book value per share (5)	$12.17	$12.11	$11.54
Market value per share	$14.32	$17.00	$20.60
Shares outstanding	53,541,429	54,233,331	54,039,316

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on sales of securities available for sale, and gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on sales of securities available for sale and gains and losses on marketable equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses, gains and losses on sales of securities available for sale and gains and losses on marketable equity securities, the efficiency ratio was 55.87%, 51.08% and 46.69% for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively, and 54.66% and 51.97% for the years ended December 31, 2018 and 2017, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.